PRESS RELEASE For immediate release

NVE Corporation Reports First Quarter Results

EDEN PRAIRIE, Minn.—July 24, 2013—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter ended June 30, 2013.

Total revenue for the first quarter of fiscal 2014 decreased 17% to $6.18 million from $7.46 million in the prior-year quarter. The decrease was primarily due to a 15% decrease in product sales. Net income for the first quarter of fiscal 2014 decreased 24% to $2.57 million, or $0.53 per diluted share, compared to $3.38 million, or $0.69 per share, for the prior-year quarter.

“We are reporting strong earnings for the quarter and record gross margin as a percentage of revenue, despite revenue decreases,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data. NVE has also licensed its spintronic magnetoresistive random access memory technology, commonly known as MRAM.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks of decreased revenues, risks in the enforcement of our patents, litigation risks, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

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                          NVE CORPORATION
                       STATEMENTS OF INCOME
          QUARTERS ENDED JUNE 30, 2013 AND 2012 (Unaudited)

                                            Quarter Ended June 30
                                             2013           2012
                                         ------------   ------------
  Revenue
    Product sales                        $  5,974,606   $  7,030,745
    Contract research and development         202,327        432,160
                                         ------------   ------------
  Total revenue                             6,176,933      7,462,905
  Cost of sales                             1,378,355      1,802,353
                                         ------------   ------------
  Gross profit                              4,798,578      5,660,552
  Expenses
    Selling, general, and administrative      552,804        536,110
    Research and development                  962,911        688,026
                                         ------------   ------------
  Total expenses                            1,515,715      1,224,136
                                         ------------   ------------
  Income from operations                    3,282,863      4,436,416
  Interest income                             526,339        562,618
                                         ------------   ------------
  Income before taxes                       3,809,202      4,999,034
  Provision for income taxes                1,242,377      1,621,376
                                         ------------   ------------
  Net income                             $  2,566,825   $  3,377,658
                                         ============   ============
  Net income per share -- basic          $       0.53   $       0.70
                                         ============   ============
  Net income per share -- diluted        $       0.53   $       0.69
                                         ============   ============
  Weighted average shares outstanding
    Basic                                   4,862,436      4,824,745
    Diluted                                 4,884,902      4,886,873

                          NVE CORPORATION
                           BALANCE SHEETS
                    JUNE 30 AND MARCH 31, 2013

                                           June 30,       March 31,
                                             2013           2013
                                         ------------   ------------
  ASSETS
  Current assets
    Cash and cash equivalents            $  2,270,943   $  2,509,683
    Marketable securities, short term       9,913,371      9,711,029
    Accounts receivable, net of
     allowance for uncollectible
     accounts of $15,000                    2,470,003      2,521,395
   Inventories                              3,231,940      3,336,592
   Deferred tax assets                        250,809             --
   Prepaid expenses and other assets        1,060,094        958,147
                                         ------------   ------------
  Total current assets                     19,197,160     19,036,846
  Fixed assets
    Machinery and equipment                 8,417,061      8,417,061
    Leasehold improvements                  1,499,454      1,499,454
                                         ------------   ------------
                                            9,916,515      9,916,515
    Less accumulated depreciation           6,418,258      6,228,122
                                         ------------   ------------
  Net fixed assets                          3,498,257      3,688,393
  Marketable securities, long term         75,352,422     73,040,257
                                         ------------   ------------
  Total assets                           $ 98,047,839   $ 95,765,496
                                         ============   ============

  LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities
    Accounts payable                     $    338,633   $    422,092
    Accrued payroll and other                 733,982        918,060
    Income taxes payable                    1,044,404             --
    Deferred taxes                                 --        440,736
                                         ------------   ------------
  Total current liabilities                 2,117,019      1,780,888

  Long-term deferred tax liabilities          234,422             --

  Shareholders' equity
    Common stock                               48,624         48,624
    Additional paid-in capital             21,200,742     21,200,742
    Accumulated other comprehensive
     income                                   702,691      1,557,726
    Retained earnings                      73,744,341     71,177,516
                                         ------------   ------------
  Total shareholders' equity               95,696,398     93,984,608
                                         ------------   ------------
  Total liabilities and shareholders'
   equity                                $ 98,047,839   $ 95,765,496
                                         ============   ============